Exhibit 99.1

Kayne Anderson Energy Total Return Fund, Inc. Announces Details on Proposed Offering of Senior Notes and Preferred Stock

HOUSTON--(BUSINESS WIRE)--February 18, 2010--Kayne Anderson Energy Total Return Fund, Inc. (the “Fund”) (NYSE:KYE) announced today that it reached a conditional agreement with institutional investors relating to a private placement of $85 million of senior unsecured notes and $90 million of mandatory redeemable preferred stock. The table below sets forth the key terms of the senior unsecured notes and the mandatory redeemable preferred stock:

Security	Amount ($ in millions)	Rate	Term
Senior Unsecured Notes
Fixed Rate	$58.0	4.15%	5 years
Floating Rate	$27.0	3-month LIBOR + 155 bps	5 years
Total	$85.0

Mandatory Redeemable Preferred Stock	$90.0	5.48%	7 years

Net proceeds from such offerings will be used to repay certain of the Fund’s current borrowings, to make new portfolio investments and for general corporate purposes. Closing of the private placements is scheduled to occur on March 4, 2010 and is subject to investor due diligence, legal documentation and other standard closing conditions.

Neither the senior unsecured notes nor the mandatory redeemable preferred stock will be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

The Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940 whose common stock is traded on the NYSE. The Fund’s investment objective is to obtain a high total return with an emphasis on current income by investing primarily in securities of companies engaged in the energy industry, principally including publicly-traded energy-related master limited partnerships and limited liability companies taxed as partnerships and their affiliates, energy-related U.S. and Canadian royalty trusts and income trusts and other companies that derive at least 50% of their revenues from operating assets used in, or providing energy-related services for, the exploration, development, production, gathering, transportation, processing, storing, refining, distribution, mining or marketing of natural gas, natural gas liquids (including propane), crude oil, refined petroleum products or coal.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; energy industry risk; commodity pricing risk; leverage risk; valuation risk; non-diversification risk; interest rate risk; tax risk; and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained.

CONTACT:
KA Fund Advisors, LLC
Monique Vo, 877-657-3863
http://www.kaynefunds.com/